Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	March 31, 2005	December 31, 2004
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$38,486	$163,637
Restricted cash	7,122	9,950
Accounts receivable, net of allowance for doubtful accounts	91,023	103,551
Receivables from affiliates	3,145	1,626
Notes and other receivables	22,235	19,726
Income taxes recoverable	2,021	—
Deferred income taxes	4,022	4,021
Real estate under development (B)	29,998	20,756
Real estate and other assets held for sale (C)	16,266	6,423
Available for sale securities	495	—
Other current assets	17,361	18,089
Total current assets	232,174	347,779

Furniture and equipment, net	18,563	18,649
Deferred income taxes	23,187	22,935
Real estate under development (B)	109,012	60,530
Real estate held for investment (B)	120,074	134,376
Investments in unconsolidated subsidiaries (D)	82,190	74,090
Goodwill, net	74,355	74,357
Available for sale securities	16,976	—
Other assets	18,890	16,234
	$695,421	$748,950

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$20,702	$23,731
Accrued expenses	87,725	148,757
Payables to affiliates	152	40
Income taxes payable	—	18,121
Current portion of long-term debt	6	6
Current portion of notes payable on real estate	27,193	21,937
Liabilities related to real estate and other assets held for sale (E)	13,983	5,914
Other current liabilities	12,440	12,623
Total current liabilities	162,201	231,129
Long-term debt, less current portion	5	8
Notes payable on real estate, less current portion	155,707	122,079
Other liabilities	11,127	10,028
Total liabilities	329,040	363,244
Minority interest	32,807	44,756

Stockholders’ equity
Preferred stock	—	—
Common stock	379	379
Paid-in capital	196,472	196,314
Retained earnings	189,365	190,252
Accumulated other comprehensive income	1,921	2,043
Less: Treasury stock	(45,161)	(36,921)
Unearned stock compensation, net	(9,402)	(11,117)
Total stockholders’ equity	333,574	340,950
	$695,421	$748,950

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2004, have been reclassified to conform to the presentation at March 31, 2005.

(B) Total real estate owned was $274,221 and $220,985 at March 31, 2005 and December 31, 2004, respectively.

(C) Real estate and other assets held for sale consist of the following:

	March 31, 2005	December 31, 2004
Real estate (B)	$15,137	$5,323
Other assets	1,129	1,100
	$16,266	$6,423

(D) Investments in unconsolidated subsidiaries consist of the following:

	March 31, 2005	December 31, 2004
Real estate development	$47,201	$39,829
Other	34,989	34,261
	$82,190	$74,090

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	March 31, 2005	December 31, 2004
Notes payable on real estate	$13,629	$5,688
Other liabilities	354	226
	$13,983	$5,914